Exhibit 99.1

American Energy Development Corp. Enters Agreement to Acquire 1,000 Acre Osprey Prospect in Michigan

NEW YORK, April 17, 2012 - American Energy Development Corp. (AED) (OTCBB:AEDC) has entered into an agreement to acquire oil and gas rights  to approximately 1,000 acres in Southern Lower Michigan known as the Osprey prospect.

The acreage, which further expands AED’s regional presence, is located within a 12 to 15 mile wide proven reef belt running through several Southern Lower Michigan counties. Other developers have established producing fields in Eaton, Ingham, Livingston, Oakland, Calhoun, Macomb and St. Clair counties.

The Osprey prospect is in close proximity to the 18.2 million barrel Onondaga field originally drilled by ExxonMobil. The prospect contains a Niagaran Reef target identified through the analysis of AED’s proprietary high resolution 3D seismic data.

“This purchase is the result of a lengthy study of the seismic data,” noted Joel Felix, CFO of AED. “Now with the drilling campaign on the Dansville prospect underway and revenues coming  from our Brown 2-12 well, it was timely to add another attractive prospect to our portfolio.”

According to the USGS report on the Michigan basin, the recoverable reserves are in excess of 1.8 billion barrels of oil and 17 trillion cubic feet of natural gas from the Niagaran reef formations, with more than 4,212 wells put into production to-date. These wells have produced a total of 472 million barrels oil and 2.8 trillion cubic feet of natural gas.

Herold Ribsskog, president of AED, added: “In keeping with our strategy of acquiring lower risk assets, this prospect already has 3D seismic and a defined drill target that will enable us to move quickly to begin drilling, which we expect to commence by mid-year.”

To receive further information about American Energy Development Corp., telephone (855) OIL-AEDC or email ir@aed-corp.com.

About American Energy Development Corp.

American Energy Development Corp. is an independent US energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the Company's goal is to locate, drill, and produce oil and gas in the United States and secure regions. American Energy Development's focus is on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the United Kingdom.

Forward Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities; continued availability of capital and financing; increases in operating costs; risks associated with oil and gas operations in general; availability of skilled personnel; unpredictable weather conditions; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" "reserves" and "resources" among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

CONTACT:
Company Contact:
American Energy Development Corp.
Joel Felix, Chief Financial Officer
Tel 646-756-2851
info@aed-corp.com

Investor Contact:
Justin Vaicek
Liolios Group, Inc.
Tel (855) OIL-AEDC (645-2332)
ir@aed-corp.com